KPMG  LLP
Chartered  Accountants
2000  McGill  College  Avenue
Suite  1900
Montreal  (Quebec)  H3A  3H8
Telephone  (514)  840-2100
Facsimile   (514)  840-2187
http://www.kpmg.ca

                         CONSENT OF INDEPENDENT AUDITORS

To  the  Board  of  Directors  of
BusinessWay  International  Corporation,  formerly  GlobalNetCare,  Inc.

We consent to the use in Form S-8 (Registration Statement under the Securities Act of 1933) of, BusinessWay International Corporation of our report, incorporated herein, on our audit of the consolidated financial statements of GlobalNetCare, Inc. for the year ended December 31, 1999 and for the period from inception (October 30, 1980) to December 31, 1999. We also consent to the reference to us under the caption "Experts" in the Registration Statement.

We were informed in 2000 that GlobalNetCare, Inc. acquired Cor-Bit Peripherals Inc. and BusinessWay Computer Centre Inc. by issuing a certain number of shares and, as a result, these corporations have been determined in the acquiring corporations. Accordingly, we understand that our engagement as independent accountants was terminated at that date.

/s/  KPMG  LLP
Chartered  Accountants

Montreal,  Canada
March  15,  2001